Exhibit 99.1
NEWS RELEASE

CONTACTS:	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S NAMES PHILIP J. HICKEY JR. TO BOARD OF DIRECTORS
Former Chairman and CEO of RARE Hospitality International, Inc.
Brings 33 Years of Restaurant Experience to the Board
NASHVILLE, Tenn. (January 6, 2009) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual dining company, today announced that it has named Philip J. Hickey Jr. to its Board of Directors, increasing the total number of the Company’s directors to twelve. Pursuant to the previously-announced Settlement Agreement with Crescendo Partners, the Board will be reduced to ten members at the Company’s 2009 Annual Meeting of Shareholders.
     Mr. Hickey served as Chief Executive Officer of RARE Hospitality International, Inc., the owner of LongHorn Steakhouse and The Capital Grille, from July 1998 until the sale of that company to Darden Restaurants Inc. in October 2007. He also served as Chairman of the Board of RARE between January 2001 and October 2007. From October 1997 until July 1998, Mr. Hickey, Jr. served as RARE’s President and Chief Operating Officer and as a director. Under Mr. Hickey’s leadership, RARE grew from 108 to 319 restaurants, and over $1 billion in annual revenue. Previously, Mr. Hickey served as President and Chief Operating Officer of Innovative Restaurant Concepts, Inc. and Rio Bravo International, Inc., operators and franchisors of casual dining restaurants that were acquired by Applebee’s International, Inc. in March 1995.
     “Phil Hickey is well known throughout the restaurant industry and the investment community as an outstanding leader and visionary with an admirable, long-term record of generating value for shareholders,” said Mr. Dale Polley, Lead Independent Director of O’Charley’s Inc. “He was instrumental in making RARE Hospitality a great success story through its focus on great food and customer service. As we strive to improve the performance of O’Charley’s, we anticipate drawing on his 30-plus years of restaurant experience and leadership.”

About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 371 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 244 restaurants in 20 states in the Southeast and Midwest, including 232 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.